Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: July 1 , 2020

XENIA HOTELS & RESORTS SUCCESSFULLY AMENDS

CORPORATE CREDIT AGREEMENTS AND SECURED MORTGAGE LOANS

Orlando, FL - July 1, 2020 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) announced today that it has finalized amendments to each of its corporate credit agreements (the “Amendments”), including its $500 million senior revolving credit facility and four term loan facilities totaling $575 million, as well as modifications to seven of its eight secured mortgage loans.

Key highlights of the Amendments include:

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Provides for waivers of the existing quarterly financial covenants beginning in the second quarter of 2020 through and including the first quarter of 2021, unless earlier terminated by the Company, and provide for a gradual return to original covenant levels by mid-2022

•	Extends the maturity date for the $175 million term loan from February 2021 to February 2022, resulting in no debt maturities for the Company until 2022

•	Allows the Company to maintain cash liquidity with no required immediate paydown on the revolving credit facility

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Imposes certain additional restrictions and covenants through at least the first quarter of 2021 relating to dividends, share repurchases, the incurrence of additional debt or liens, acquisitions, capital expenditures, the addition of a minimum liquidity requirement, certain mandatory prepayment requirements, and equity pledges from subsidiaries that own certain of the assets in the unencumbered borrowing base, among other things

Additionally, the Company has completed loan modifications for seven of its eight secured mortgage loans. The terms of the modifications vary by lender, and include items such as the deferral of monthly interest and/or amortization payments for three to nine months, temporary elimination of requirements to make FF&E reserve contributions, ability to temporary utilize existing FF&E reserve funds for operating expenses, subject to certain restrictions and conditions, including requirements to replenish any funds used, waivers for existing quarterly financial covenants for one to three quarters, and adjustments to some covenant calculations following the waiver periods. The Company expects to complete a modification to its remaining mortgage loan in July.

Finally, consistent with prior updates, the Company has suspended its dividend and will not pay a second quarter dividend. The Company does not expect to pay a dividend for the balance of the year unless required to maintain REIT status.

“We would like to thank our bank group for their strong support of Xenia throughout the years and during these challenging times, as well as for their support on these amendments,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “In addition, we are appreciative of our secured mortgage lenders for providing needed relief. The combination of debt service deferrals on the secured mortgage loans, as well as covenant waivers and the term loan maturity extension on our corporate credit facilities, helps provide us with additional financial flexibility during this global pandemic, which continues to have an unprecedented impact on the lodging industry.”

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 pandemic, including on the demand for travel, transient and group business (including, but not limited to, government-imposed travel or meeting restrictions), and levels of consumer confidence in the safety of travel as a result of the pandemic; the length of the COVID-19 pandemic and severity of such pandemic in the United States; the pace of economic recovery and the recovering of consumer confidence following the COVID-19 pandemic; our ability to implement cost-containment strategies; the adverse effects of the COVID-19 pandemic on our business or the market price of our common stock; our ability to service, restructure or refinance our debt; our ability to be in compliance with our debt covenants; our ability to access capital on acceptable terms or at all and uncertainty in both the debt and equity capital markets; and the outcome of legal proceedings or other disputes. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8111

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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